UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2015

ENERTECK CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number 0-31981

Delaware	47-0929885
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10701 Corporate Drive, Suite 150 Stafford, Texas	77477
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 240-1787

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2015, EnerTeck Corporation (the “Company”) entered into a Consolidated Conversion and Subscription Agreement (the “Conversion Agreement”) with BATL Management LP (“BATL Management”), Thomas Donino (a director of the Company) and Loren Donino (the wife of Thomas Donino). BATL Management is a family limited partnership whose members are certain relatives and trusts for the benefit of certain relatives of Mr. Donino. Mr. Donino is the sole officer, director and shareholder of BATL Management’s general partner.

The Conversion Agreement acknowledged that (i) between in or about April 2012 through July 2012, BATL Management made certain advances to the Company in the aggregate amount of $180,000 (the “2012 BATL Advances”), (ii) between in or about September 2012 through December 2012, Thomas Donino made certain advances to the Company in the aggregate amount of $140,000 (the “2012 Donino Advances”), (iii) between in or about August 2013 through September 2013, Mr. Donino made certain advances to the Company in the aggregate amount of $125,000 (the “2013 Donino Advances”) and made an additional advance in November 2013 of $50,000 (the “November 2013 Donino Advance”); and (iv) between in or about January 2014 through September 2014, Mr. Donino made certain advances to the Company in the aggregate amount of $300,000 (the “2014 Donino Advances”).

Pursuant to the Conversion Agreement, BATL Management and Mr. Donino indicated their desire to convert the foregoing advances into equity securities of the Company on the same terms offered to investors and potential investors of the Company at or about the dates such advances were provided to the Company. As a result, and in accordance with the Conversion Agreement, (i) BATL Management agreed to convert the entire 2012 BATL Advances into 300,000 Units of the Company at a conversion price of $0.60 per Unit with each Unit consisting of (a) two shares of the Company’s Common Stock, and (b) a warrant (the “Warrants”) to purchase one share of Common Stock, at an exercise price of $0.50 per share (the “Exercise Price”), (ii) Mr. Donino agreed to convert the entire 2012 Donino Advances into 233,334 Units of the Company at a conversion price of $0.60 per Unit with each Unit consisting of (a) two shares of Common Stock, and (b) a Warrant to purchase one share of the Common Stock at the Exercise Price; (iii) Mr. Donino agreed to convert the entire 2013 Donino Advances into 357,143 shares of Common Stock at a conversion price of $0.35 per share; and (iv) Mr. Donino agreed to convert the entire November 2013 Donino Advance and 2014 Donino Advances into 1,750,000 shares of Common Stock at a conversion price of $0.20 per share. All of the securities for Mr. Donino were issued to Thomas Donino and Loren Donino, as joint tenants. Each of BATL Management, Thomas Donino and Loren Donino agreed that upon execution of the Conversion Agreement and delivery of the aforesaid securities, any and all obligations under the foregoing advances are considered satisfied in full, discharged and cancelled.

The foregoing description of the Conversion Agreement is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 of this report for information on the Conversion Agreement dated June 30, 2015 whereby BATL Management and Thomas Donino agreed to convert various advances provided to the Company into equity securities of the Company. As a result thereof, the Company has issued to BATL Management an aggregate of 600,000 shares of common stock and 300,000 warrants to acquire 300,000 shares of common stock for advances provided by BATL Management in the aggregate amount of $180,000, and has issued to Thomas and Loren Donino an aggregate of 2,573,811 shares of common stock and 233,334 warrants to acquire 233,334 shares of common stock for advances provided by Thomas Donino in the aggregate amount of $615,000. The securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

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Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Consolidated Conversion and Subscription Agreement dated as of June 30, 2015 by and among EnerTeck Corporation, BATL Management LP, Thomas Donino and Loren Donino

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* Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERTECK CORPORATION (Registrant)

Dated: July 1, 2015	By:	/s/ Dwaine Reese
Dwaine Reese
Chief Executive Officer

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